Exhibit 99.1

Investor Contact: Jill Hennessey 216-222-9253 jill.hennessey@nationalcity.com	Media Contact: Kristen Baird Adams 216-222-8202 kristen.bairdadams@nationalcity.com
NATIONAL CITY APPOINTS PETER E. RASKIND AS PRESIDENT AND AS A MEMBER OF THE BOARD OF DIRECTORS
Company sets the framework for future management succession
     CLEVELAND, Ohio, Dec. 19, 2006 — National City Corporation (NYSE: NCC) today announced that Vice Chairman Peter E. Raskind has been elected president and appointed to the Board of Directors.
     “Peter’s appointment is clear recognition of the trust and respect he has earned through his many contributions to National City. They include substantial improvements to our retail bank, which under Peter’s leadership has been transformed into one of the most competitive and successful in the country,” said Chairman and CEO David A. Daberko.
     “Peter’s promotion is a direct outcome of our board’s comprehensive succession planning process through which we are shaping the management team that will lead National City to continued success,” Daberko said. “It sets the framework for future management, with Peter as the leading candidate to succeed me as CEO. Consistent with our succession plans, the board will name my successor at a future date, the exact timing of which has not been established.”
     As president, Mr. Raskind, 50, will continue as a member of the Office of the Chairman. Mr. Daberko and Vice Chairman and Chief Financial Officer Jeffrey D. Kelly also remain members of that office, which will continue its overall management and senior policy-setting responsibilities for National City. Organizational changes related to Vice Chairman William E. MacDonald’s retirement, effective Dec. 31, 2006, will be announced in January. They will include expanded responsibilities for Messrs. Raskind and Kelly.
     Currently, Mr. Raskind is head of Consumer and Small Business Financial Services, responsible for National City’s retail branch network, small business banking, electronic banking, corporate marketing, card services and education finance. He also oversees National City’s mortgage and home equity businesses.

     Mr. Raskind began his career with National City in September 2000 as the head of the Consumer Finance division, overseeing card services, dealer finance, mortgage and home equity, education finance, consumer loan services and consumer credit administration. Prior to joining National City, he spent 17 years with U.S. Bancorp in Minneapolis, where he gained extensive experience in corporate trust, treasury management services, strategic planning, corporate and international banking, foreign exchange, corporate finance and loan syndication.
About National City
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at www.nationalcity.com.